As filed with the Securities and Exchange Commission on December 17, 2008
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DELTA AIR LINES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	58-0218548 (I.R.S. Employer Identification Number)

Hartsfield-Jackson Atlanta International Airport
1030 Delta Boulevard
Atlanta, Georgia 30354
(404) 715-2600
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Richard B. Hirst
Senior Vice President — General Counsel
Delta Air Lines, Inc.
1030 Delta Boulevard
Atlanta, Georgia 30354
(404) 715-2191
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

With copies to:

W. Benjamin Barkley Kilpatrick Stockton LLP 1100 Peachtree Street, NE, Suite 2800 Atlanta, Georgia 30309 (404) 815-6500	Abigail Arms Shearman & Sterling LLP 801 Pennsylvania Avenue, NW, Suite 900 Washington, D.C. 20004 (202) 508-8000

Approximate date of commencement of proposed sale to the public:  From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☑

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum
Title of Each Class of	Amount to be	Aggregate	Amount of
Securities to be Registered	Registered	Offering Price(1)	Registration Fee(1)
Common Stock, par value $0.0001 per share	18,172,219	$181,631,329	$7,138.11

(1)	Determined in accordance with Rule 457(c) under the Securities Act of 1933 based on the average of the high and low prices on the New York Stock Exchange on December 12, 2008.

PROSPECTUS

18,172,219 Shares

Delta Air Lines, Inc.

Common Stock

We have entered into a continuous offering program equity distribution agreement with Citigroup Global Markets Inc., or Citi, relating to up to 18,172,219 shares of our common stock, par value $0.0001 per share, offered by this prospectus. In accordance with the terms of the equity distribution agreement, we may offer and sell these shares of our common stock from time to time through Citi, as our sales agent.

Sales of the shares, if any, will be made by means of ordinary brokers’ transactions on the New York Stock Exchange, or NYSE, at market prices, in block transactions, or as otherwise agreed with Citi. We will pay Citi a commission equal to 2% of the gross sales price per share of shares sold through it as agent under the equity distribution agreement.

Under the terms of the equity distribution agreement, we also may sell shares of common stock to Citi, as principal for its own account at a price agreed upon at the time of sale. If we sell shares to Citi, as principal, we will enter into a separate terms agreement with Citi, and we will describe this agreement in a separate prospectus supplement or pricing supplement.

Citi is not required to sell any specific number or dollar amount of shares of our common stock but will use its reasonable efforts, as our agent and subject to the terms of the equity distribution agreement, to sell the shares offered, as instructed by us.

All of the shares of our common stock offered hereby were withheld for tax purposes from equity awards made to our employees, and certain equity awards of our employees that vested, in connection with our merger with Northwest, and the shares are currently held in treasury.

Our common stock is listed on the New York Stock Exchange under the symbol “DAL”. On December 16, 2008, the last reported sale price of our common stock was $11.18.

Investing in our common stock involves certain risks.  See “Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Citi

December 17, 2008

You should rely only on the information contained in this prospectus, any prospectus supplement and the documents incorporated by reference in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different or inconsistent. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information provided by this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents. Also, you should not assume that there has been no change in the affairs of Delta since those dates.

The terms “Delta,” the “company,” “we,” “us,” and “our” refer to Delta Air Lines, Inc.

Page

Where You Can Find More Information	ii
Summary	1
Risk Factors	4
Forward-Looking Statements	6
Use of Proceeds	6
Dividend Policy	6
Plan of Distribution	7
Legal Matters	9
Experts	9
EX-1.1 CONTINUOUS OFFERING PROGRAM DISTRIBUTION AGREEMENT
EX-5.1 OPINION OF RICHARD B. HIRST, SENIOR VICE PRESIDENT--GENERAL COUNSEL OF DELTA AIR LINES, INC.
EX-15.1 LETTER FROM ERNST & YOUNG LLP
EX-23.1 CONSENT OF ERNST & YOUNG LLP
EX-23.2 CONSENT OF DELOITTE & TOUCHE LLP
EX-23.3 CONSENT OF ERNST & YOUNG LLP

i

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document filed by us at the SEC’s public reference room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Delta’s SEC filings are also available to the public over the internet at http://www.sec.gov and at Delta’s website, www.delta.com. The contents of our website are not incorporated into this prospectus.

This prospectus is part of a registration statement that we have filed with the SEC relating to the securities to be offered. This prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules in accordance with the rules and regulations of the SEC, and we refer you to the omitted information. The statements this prospectus makes pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions and do not describe all exceptions and qualifications contained in those contracts, agreements or documents. You should read those contracts, agreements or documents for information that may be important to you. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its internet site.

We incorporate by reference the documents listed below and any filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and prior to the termination of this offering (other than current reports furnished on Form 8-K under Items 2.02 and 7.01, unless we specifically state in such current report that such information is to be considered “filed” under the Securities and Exchange Act of 1934, as amended, or we incorporate it by reference into a filing under the Securities Act of 1933, as amended).

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2007;

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2008, June 30, 2008 and September 30, 2008;

•	Current Reports on Form 8-K and Form 8-K/A filed on February 8, 2008, February 13, 2008, April 4, 2008, April 15, 2008, April 18, 2008, May 22, 2008, June 6, 2008, July 2, 2008, July 16, 2008, August 26, 2008, September 25, 2008, October 31, 2008, November 7, 2008 and December 9, 2008 (other than the portions of those documents not deemed to be filed); and

•	The description of our common stock contained in our Form 8-A filed on April 26, 2007.

The information incorporated by reference in this prospectus, and information that we file later with the SEC under Sections 13(a), 13(c), 14 or 15(d) under the Securities Exchange Act of 1934, as amended, after the date of this prospectus and prior to the termination of this offering, is considered to be a part of this prospectus and will automatically update and supersede any earlier information.

Any party to whom this prospectus is delivered may request a copy of these filings (other than any exhibits unless specifically incorporated by reference into this prospectus), at no cost, by writing or telephoning Delta at Delta Air Lines, Inc., Investor Relations, Dept. No. 829, P.O. Box 20706, Atlanta, GA 30320, telephone no. (404) 715-2600.

ii

SUMMARY

The following summary includes basic information about our company and this offering. This summary may not contain all the information that may be important to you. You should read the entire prospectus, including the financial data and related notes and other information incorporated by reference and the section entitled “Risk Factors,” before making an investment decision. See also the section entitled “Where You Can Find More Information” beginning on page ii.

Delta

General

We and our subsidiaries provide scheduled air transportation for passengers and cargo throughout the United States and around the world. As described below, we recently completed our merger with Northwest Airlines Corporation, or Northwest, whereby Northwest and its subsidiary, Northwest Airlines, Inc., or NWA, became wholly owned subsidiaries of Delta.

We operate hubs in the United States in Atlanta, Cincinnati, Detroit, Memphis, Minneapolis/St. Paul, New York-JFK, and Salt Lake City, as well as in Amsterdam and Tokyo-Narita. The combination of Delta’s strengths in the south, mountain west and northeast United States, Europe and Latin America and NWA’s strengths in the midwest and northwest United States and Asia gives the combined company a diversified global network with a presence in every major domestic and international market. Other key characteristics of our route network include:

•	our alliances with foreign airlines, including Delta’s transatlantic joint venture with Air France and NWA’s transatlantic joint venture with KLM Royal Dutch Airlines;

•	our membership in SkyTeam, a global airline alliance with KLM, Air France, Alitalia, Aeromexico, CSA Czech Airlines, Korean Air and Aeroflot;

•	our marketing alliance with Alaska Airlines and Horizon Air, which we are enhancing to expand our west coast service; and

•	agreements with multiple domestic regional carriers, which operate either as Delta Connection or Northwest Airlink, including our wholly-owned subsidiaries, Comair, Inc., Mesaba Aviation, Inc. and Compass Airlines, Inc.

We are a Delaware corporation headquartered in Atlanta, Georgia. Our principal executive offices are located at Hartsfield-Jackson Atlanta International Airport, Atlanta, Georgia 30320-6001 and our telephone number is (404) 715-2600. Our website is www.delta.com. We have provided this website address as an inactive textual reference only and the information contained on our website is not a part of this prospectus.

Overview of Strategic Objectives

We have developed the following strategy that is intended to make Delta the premier global airline:

•	build a financially viable airline by achieving consistent profitability, top-tier industry pre-tax margins and an industry-leading balance sheet, including diversifying our revenues from sources such as our SkyMiles® frequent flyer program, cargo transportation and our aircraft maintenance, repair and overhaul business;

•	create a comprehensive worldwide network that is structurally sustainable, drives unit revenue premiums relative to the industry average and generates long-term profits;

•	maintain responsible and disciplined capital management, including making investments in our aircraft fleet based on demonstrated returns;

•	pursue strategic options to broaden our network scope and long-term viability, including through our merger with Northwest and our expanded marketing alliance with Alaska and Horizon;

•	build the leading global airline alliance in terms of market presence, distribution, customer experience and financial contribution;

•	deliver industry-leading safety and operational performance coupled with a strong commitment to customer service; and

•	sustain a competitive advantage by building a world-class employee-friendly airline that is productive, diverse, accountable, results-driven and known as a great place to work.

Recent Developments

Merger

On October 29, 2008, one of our wholly-owned subsidiaries merged with and into Northwest in accordance with the Agreement and Plan of Merger, dated as of April 14, 2008, among Delta, Northwest and our merger subsidiary. As a result of the merger, Northwest and NWA became wholly-owned subsidiaries of Delta. We plan to fully integrate the operations of NWA into Delta as promptly as is feasible, which we anticipate we will complete in 2010.

The merger positions us to manage through economic cycles and volatile fuel prices, invest in our fleet, improve services for customers and achieve our strategic objectives. We believe the merger will generate approximately $2 billion in annual revenue and cost synergies by 2012 from more effective aircraft utilization, a more comprehensive and diversified route system and cost synergies from reduced overhead and improved operational efficiency.

We expect to incur one-time cash costs of approximately $500 million to integrate the two airlines over the three-year integration period. In the December 2008 quarter, we expect to record a non-cash one-time merger-related charge of approximately $950 million to operating expense, primarily associated with the issuance of equity awards to substantially all non-management employees of Delta and NWA in connection with the merger. In addition, we expect to record a $1.7 billion reduction to the fair value of Northwest’s long-term debt as part of purchase accounting. This reduction will be amortized to non-operating expense over the remaining terms of the related debt based on their respective maturity dates.

American Express Agreement

We recently announced a multi-year extension of our exclusive Co-brand Credit Card relationship with American Express. The companies have offered a portfolio of card products since 1996 that provide cardholders opportunities to earn and redeem awards under our SkyMiles frequent flyer program. As part of the agreement, we received $1 billion from American Express for a purchase of SkyMiles. We also expect to receive an additional $1 billion benefit from contract improvements through 2010. We will begin recognizing revenue related to the $1 billion purchase of SkyMiles in December 2010, as those SkyMiles are utilized by American Express.

Current Economic Environment

Record high fuel prices and the global economic downturn have had a negative effect on our industry in 2008. While fuel prices have declined significantly from record high levels, we believe worsening global economic conditions could reduce U.S. airline industry revenues by 8-12% in 2009 compared to 2008. Our demand began to slow during the early part of the December 2008 quarter and, as a result, we have announced plans to further reduce our consolidated capacity by 6-8% in 2009 compared to 2008 (which reflects planned reductions in domestic capacity of 8-10% and international capacity of 3-5%). In connection with our planned capacity reductions, we recently announced plans to offer in January 2009 voluntary workforce reduction programs for eligible employees. We expect to incur severance and related costs in connection with these programs, but are currently unable to estimate these costs.

We expect our non-fuel unit costs to increase in 2009 compared to 2008 principally from higher pension expense due to a decline in the value of our defined benefit plan assets, primarily due to market conditions, and timing delays between the reduction in capacity and our ability to remove certain capacity-related costs.

We expect to have approximately $6.5 billion at December 31, 2008 of cash and cash equivalents, short-term investments and fuel hedge margin we provided to counterparties to secure our obligations under our fuel hedge agreements. At December 15, 2008, we were required to provide approximately $1.1 billion to secure such obligations, which amount may fluctuate based on changes in the price of the underlying commodity.

We believe that a combination of lower fuel prices, capacity reductions and merger synergies will provide us with the ability to effectively manage our business through the current economic crisis.

The Offering

Issuer	Delta Air Lines, Inc.

Common Stock Offered	Up to 18,172,219 shares of common stock, par value $0.0001 per share.

Dividends	We currently do not pay cash dividends on our common stock and have no current intention of doing so. See “Dividend Policy.”

Risk Factors	See “Risk Factors” and other information included or incorporated by reference in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

Use of Proceeds	We intend to use the net proceeds from this offering for general corporate purposes, including to replace funds that were used to pay the employee portion of withholding taxes on the issuance and vesting of equity awards made to our employees in connection with our merger with Northwest and working capital needs. See “Use of Proceeds.”

New York Stock Exchange Symbol	DAL

RISK FACTORS

An investment in our common stock involves certain risks. You should carefully consider the risks described below and the risks described under “Risk Factors” in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, as well as the other information included or incorporated by reference in this prospectus, before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The market or trading price of our common stock could decline due to any of these risks or other factors, and you may lose all or part of your investment.

The global economic recession has resulted in weaker demand for air travel and may create challenges for us that could have a material adverse effect on our business and results of operations.

As the effects of the global economic recession have been felt in our domestic and international markets, we are experiencing weaker demand for air travel. Our demand began to slow during the early part of the December 2008 quarter, and we believe the worsening economic conditions could reduce U.S. airline industry revenues by 8-12% in 2009. As a result, we have announced plans to further reduce our consolidated capacity by 6-8% in 2009 compared to 2008 (which reflects planned domestic capacity reductions of 8-10% and international capacity reductions of 3-5%), and to offer in January 2009 voluntary workforce reduction programs for eligible employees. Demand for air travel could continue to fall if the global economic recession continues, and overall demand may fall much lower than we are able prudently to reduce capacity. The weakness in the United States and international economies could have a significant negative impact on our future results of operations.

Our ability to use net operating loss carryforwards to offset future taxable income for U.S. federal income tax purposes is subject to limitation and may be further limited as a result of the merger with Northwest and the employee equity issuance, together with other equity transactions.

In general, under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change net operating losses (“NOLs”), to offset future taxable income. In general, an ownership change occurs if the aggregate stock ownership of certain stockholders increases by more than 50 percentage points over such stockholders’ lowest percentage ownership during the testing period (generally three years).

As of December 31, 2007, Delta reported approximately $9.0 billion of federal and state NOL carryforwards. As of December 31, 2007, Northwest reported approximately $3.6 billion of federal and state NOL carryforwards. Both Delta and Northwest experienced an ownership change in 2007 as a result of their respective plans of reorganization under Chapter 11 of the U.S. Bankruptcy Code. Pursuant to the merger agreement, Delta and Northwest elected out of Section 382(l)(5) of the Code, in which case Section 382(l)(6) of the Code will be applicable to the ownership changes that occurred pursuant to our respective plans of reorganization. As a result of the merger, Northwest experienced a subsequent ownership change. Delta also may experience a subsequent ownership change as a result of the merger and the issuance of equity to employees in connection with the merger, together with other transactions involving the sale of our common stock within the testing period. Even if the merger and the employee equity issuance did not result in an ownership change, the merger and the employee equity issuance has significantly increased the likelihood there will be a subsequent ownership change for Delta as a result of transactions involving sale of our common stock including the issuance and sale of our common stock pursuant to this prospectus.

The Northwest ownership change resulting from the merger and the potential occurrence of a second ownership change for Delta could limit the ability to utilize pre-change NOLs that are not currently subject to limitation, and could further limit the ability to utilize NOLs that are currently subject to limitation. The amount of the annual limitation generally is equal to the value of the stock of the corporation immediately prior to the ownership change multiplied by the adjusted federal tax-exempt rate, set by the Internal Revenue Service. Limitations imposed on the ability to use NOLs to offset future taxable income could cause U.S. federal income taxes to be paid earlier than otherwise would be paid if such limitations were not in effect and could cause such NOLs to expire unused, in each case reducing or eliminating the benefit of such NOLs. Similar rules and limitations may apply for state income tax purposes.

The market price of our common stock has been and could remain volatile.

The market price for our common stock has been and may continue to be volatile, and our stock may be subject to price and volume limitations in response to market and other factors. Among the many factors that could affect the market price of our common stock are:

•	changes in the price or availability of oil or jet fuel;

•	our quarterly or annual earnings or those of other companies in our industry;

•	changes in earnings estimates or recommendations by research analysts who track our common stock or the stock of other airlines; and

•	changes in general conditions in the U.S. and global economy, financial markets or airline industry, including those resulting from changes in fuel prices or fuel shortages, war, incidents of terrorism or responses to such events.

In addition, many of the other risks that are described under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q and any Annual Report or Quarterly Report filed hereafter could also materially and adversely affect our stock price.

In recent years, the stock market has experienced extreme price and volume fluctuations, which have become more pronounced as a result of the recent global financial crisis. This volatility has had a significant impact on the market price of securities issued by many companies, including us and other airlines. The changes in the market prices of securities frequently appear to occur without regard to the operating performance of these companies. The price of our common stock could fluctuate based upon factors that have little or nothing to do with our company, and these fluctuations could materially reduce our stock price.

The price of our common stock may be adversely affected by the issuance and sale of our common stock, including pursuant to this prospectus, or by our announcement that such issuances and sales may occur.

The sale or availability for sale of substantial amounts of our common stock could adversely impact its price. Our certificate of incorporation authorizes us to issue 1,500,000,000 shares of common stock. On November 30, 2008, there were 676,498,713 shares of common stock outstanding; 25,697,987 shares of common stock held in treasury (of which 18,172,219 are being offered pursuant to this prospectus); 89,429,648 shares of common stock reserved for issuance pursuant to the reserve created in Delta’s Plan of Reorganization under Chapter 11 of the Bankruptcy Code; 8,883,020 shares of common stock reserved for issuance pursuant to the reserve created in Northwest’s Plan of Reorganization under Chapter 11 of the Bankruptcy Code; 102,230,154 shares of common stock reserved for issuance under Delta’s 2007 Performance Compensation Plan, including 22,028,540 shares held in treasury that can be issued under the plan; 7,260,293 shares of common stock reserved for issuance under the Northwest Airlines Corporation 2007 Stock Incentive Plan; and 49,556,492 shares of common stock, which we refer to as the pilot shares, reserved for issuance on behalf of the pilots of Delta and NWA in connection with the joint collective bargaining agreement that we entered into as part of our merger with Northwest. Accordingly, a substantial number of shares of our common stock are or could become available for sale under our certificate of incorporation.

We cannot predict the size of future issuances or sales of our common stock (including those made pursuant to this prospectus), or other equity related securities in the public market or the effect, if any, that such issuances or sales may have on the market price of our common stock. Approximately 3% of all our shares of common stock outstanding as of November 30, 2008 are registered for sale under the registration statement of which this prospectus is a part, and approximately 8.6% of all of our shares of common stock outstanding as of November 30, 2008, including the pilot shares, are registered for sale under a separate shelf registration statement. The issuance and sale of substantial amounts of common stock (including issuances and sales pursuant to this prospectus) or other equity related securities, or the perception or announcement that such issuances and sales may occur, could adversely affect the market price of our common stock.

FORWARD-LOOKING STATEMENTS

Statements in this prospectus (or otherwise made by us or on our behalf) that are not historical facts, including statements regarding our estimates, expectations, beliefs, intentions, projections or strategies for the future, may be “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. When used in this prospectus, the words “expects,” “plans,” “anticipates,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations. Most of these factors are outside Delta’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to:

•	the possibility that the synergies expected from our merger with Northwest will not be realized, or will not be realized within the expected time period;

•	the cost of aircraft fuel;

•	the impact that our indebtedness will have on our financial and operating activities and our ability to incur additional debt;

•	the restrictions that financial covenants in our financing agreements will have on our financial and business operations;

•	the impact of the ongoing global financial and credit crisis;

•	labor issues, including those posed by the integration of our employee group with that of Northwest;

•	our obligation to post collateral in connection with our fuel hedge contracts;

•	interruptions or disruptions in service at one of our hub airports;

•	potential limitations on our ability to use net operating loss carryforwards to offset future taxable income;

•	our increasing dependence on technology in our operations;

•	our ability to retain management and key employees;

•	the ability of our credit card processors to take significant holdbacks in certain circumstances;

•	the effects of terrorist attacks or any accident involving our aircraft; and

•	competitive conditions in the airline industry.

The foregoing list of factors is not exclusive. Additional information concerning these and other risk factors are discussed in documents incorporated by reference in this prospectus, including most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q and any amendments thereto. All forward-looking statements speak only as of the date made, and we undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this prospectus.

USE OF PROCEEDS

We will use the proceeds of the sale of any shares for general corporate purposes, including to replace funds that were used to pay the employee portion of withholding taxes on the issuance and vesting of equity awards made to our employees in connection with our merger with Northwest and working capital needs, unless specified otherwise in a prospectus supplement. We will pay all expenses of registration incurred in connection with this offering.

DIVIDEND POLICY

We currently do not pay cash dividends on our common stock and have no current intention of doing so. Any future determination to pay cash dividends will be at the discretion of our board of directors, subject to applicable limitations under Delaware law and restrictions in our credit facilities, and will be dependent upon our results of operations, financial condition, contractual restrictions and other factors deemed relevant by our board of directors.

PLAN OF DISTRIBUTION

We have entered into a continuous offering program equity distribution agreement with Citigroup Global Markets Inc., or Citi, under which we may offer and sell up to 18,172,219 shares of our common stock from time to time through Citi as our sales agent. Sales of the shares, if any, will be made by means of ordinary brokers’ transactions on the NYSE at market prices, block transactions and such other transactions as agreed upon by us and Citi. As an agent, Citi will not engage in any transactions that stabilize the price of our common stock.

Under the terms of the equity distribution agreement, we also may sell shares of common stock to Citi, as principal for its own account at a price agreed upon at the time of sale. If we sell shares to Citi, as principal, we will enter into a separate terms agreement with Citi, and we will describe this agreement in a separate prospectus supplement or pricing supplement.

Citi will use its reasonable efforts to sell, as our sales agent, the shares of common stock offered hereby on a daily basis or as otherwise agreed upon by us and Citi. We will designate the maximum amount of shares of common stock to be sold through Citi, on a daily basis or otherwise as we and Citi agree. Subject to the terms and conditions of the equity distribution agreement, Citi will use its reasonable efforts to sell as our sales agent and on our behalf, all of the designated shares of common stock. We may instruct Citi not to sell shares of common stock if the sales cannot be effected at or above the price designated by us in any such instruction. We or Citi may suspend the offering of shares of common stock under the equity distribution agreement by notifying the other party.

Citi will provide to us written confirmation following the close of trading on the NYSE each day in which shares of common stock are sold by it for us under the equity distribution agreement. Each confirmation will include the number of shares sold on that day, the gross sales price per share, the net proceeds to us and the compensation payable by us to Citi. We will report at least quarterly the number of shares of common stock sold through Citi under the equity distribution agreement, the net proceeds to us and the compensation paid by us to Citi in connection with the sales of common stock.

We will pay Citi a commission equal to 2% of the gross sales price per share of shares sold through it as our agent under the equity distribution agreement. The remaining sales proceeds, after deducting any expenses payable by us and any transaction fees imposed by any governmental or self-regulatory organization in connection with the sales, will equal our net proceeds from the sale of the shares.

We have agreed to reimburse Citi for certain of its legal expenses in certain circumstances. We estimate that the total expenses of the offering payable by us, excluding discounts and commissions under the equity distribution agreement, will be approximately $400,000.

Settlement for sales of common stock will occur on the third business day following the date on which any sales were made in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

Citi will act as sales agent on a reasonable efforts basis. In connection with the sale of the common stock on our behalf, Citi may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended, and the compensation paid to Citi may be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to Citi against certain civil liabilities, including liabilities under the Securities Act.

Citi may engage in transactions with, or perform other services for, us in the ordinary course of business for which they may receive customary fees and reimbursement of expenses.

If Citi or we have reason to believe that our common stock is no longer an “actively-traded security” as defined under Rule 101(c)(1) of Regulation M under the Securities Exchange Act of 1934, as amended, that party will promptly notify the other and sales of common stock under the equity distribution agreement and any terms agreement will be suspended until that or other exemptive provisions have been satisfied in the judgment of Citi and us.

The offering of common stock pursuant to the equity distribution agreement will terminate upon the earlier of (i) the sale of all shares of common stock subject to the equity distribution agreement or (ii) the termination of the equity distribution agreement by us or by Citi.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Richard B. Hirst, Senior Vice President — General Counsel of Delta. Mr. Hirst owns 322,219 shares of common stock and holds options to purchase 247,823 shares of common stock. Certain legal matters in connection with this offering will be passed upon for us by Kilpatrick Stockton LLP, Atlanta, Georgia. Certain legal matters in connection with this offering will be passed upon for Citi by Shearman & Sterling LLP, New York, New York.

EXPERTS

The consolidated financial statements at December 31, 2007 (Successor) and 2006 (Predecessor), and the related consolidated statements of operations, shareowners’ equity (deficit) and cash flows for the eight-month period ended December 31, 2007 (Successor), four-month period ended April 30, 2007 (Predecessor) and the year ended December 31, 2006 (Predecessor), appearing in our Annual Report on Form 10-K for the year ended December 31, 2007, and the effectiveness of our internal control over financial reporting as of December 31, 2007 (Successor) included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated statements of operations, cash flows, and shareowners’ deficit for the year ended December 31, 2005 (Predecessor), incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2007 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion on the 2005 consolidated financial statements and includes explanatory paragraphs relating to our reorganization under Chapter 11 of the U.S. Bankruptcy Code and our ability to continue as a going concern). Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information for the three-month periods ended March 31, 2008 (Successor) and March 31, 2007 (Predecessor), the three-month and six-month periods ended June 30, 2008 (Successor), the two-month period ended June 30, 2007 (Successor), the one-month and four-month periods ended April 30, 2007 (Predecessor), the three-month and nine-month periods ended September 30, 2008 (Successor), the three-month and five-month periods ended September 30, 2007 (Successor), and the four month period ended April 30, 2007 (Predecessor), incorporated by reference in this prospectus, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated April 24, 2008, July 16, 2008 and October 14, 2008, included in our Quarterly Report on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008, and incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act, for their reports on the unaudited interim financial information because those reports are not a “report” or a “part” of the Registration Statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Securities Act.

The consolidated financial statements of Northwest at December 31, 2007 (Successor) and 2006 (Predecessor), and for the seven-month period ended December 31, 2007 (Successor), five-month period ended May 31, 2007 (Predecessor), and for each of the two years in the period ended December 31, 2006 (Predecessor), incorporated by reference in this Registration Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

18,172,219 Shares

Delta Air Lines, Inc.

Common Stock

PROSPECTUS

December 17, 2008

Citi

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by the Registrant in connection with the sale of the securities being registered hereby. All amounts are estimates.

Amount to be
Paid

Registration fee	$7,200
Printing	20,000
Legal fees and expenses (including Blue Sky fees)	200,000
Accounting fees and expenses	125,000
Miscellaneous	25,000

TOTAL	$377,200

Item 15.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareowners or disinterested directors or otherwise. The Registrant’s Certificate of Incorporation provides for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its shareowners for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its shareowners, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s Certificate of Incorporation provides for such limitation of liability.

The Registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

The Continuous Offering Program Distribution Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification of directors and officers of the Registrant by Citi against certain liabilities.

Item 16.	Exhibits and Financial Statement Schedules

(a) The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Document

1.1	Continuous Offering Program Equity Distribution Agreement.
5.1	Opinion of Richard B. Hirst, Senior Vice President — General Counsel of Delta Air Lines, Inc.
15.1	Letter from Ernst & Young LLP regarding unaudited interim financial statements of Delta Air Lines, Inc.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Deloitte & Touche LLP.
23.3	Consent of Ernst & Young LLP.
23.4	Consent of Richard B. Hirst, Senior Vice President — General Counsel of Delta Air Lines, Inc. (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page of the Registration Statement).

Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i),

(vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual reports pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on December 17, 2008.

DELTA AIR LINES, INC.

By:	/s/ Hank Halter
Hank Halter
Senior Vice President and
Chief Financial Officer

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of Delta Air Lines, Inc., hereby severally constitute and appoint Richard B. Hirst, Leslie P. Klemperer and Jan M. Davidson our true and lawful attorneys with full power to sign for us and in our names in the capacities indicated below and any amendment to the registration statement on Form S-3 filed herewith, including any post-effective amendments to said registration statement and any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Delta Air Lines, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on December 17, 2008.

Signature	Title

/s/ Richard H. Anderson Richard H. Anderson	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Hank Halter Hank Halter	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Roy J. Bostock Roy J. Bostock	Director

/s/ John S. Brinzo John S. Brinzo	Director

/s/ Daniel A. Carp Daniel A. Carp	Chairman of the Board

/s/ Eugene I. Davis Eugene I. Davis	Director

/s/ John M. Engler John M. Engler	Director

Signature	Title

/s/ Mickey P. Foret Mickey P. Foret	Director

/s/ David R. Goode David R. Goode	Director

/s/ Paula Rosput Reynolds Paula Rosput Reynolds	Director

/s/ Kenneth C. Rogers Kenneth C. Rogers	Director

/s/ Rodney E. Slater Rodney E. Slater	Director

/s/ Douglas M. Steenland Douglas M. Steenland	Director

/s/ Kenneth B. Woodrow Kenneth B. Woodrow	Director

EXHIBIT INDEX

Exhibit No.	Document

1.1	Continuous Offering Program Equity Distribution Agreement
5.1	Opinion of Richard B. Hirst, Senior Vice President — General Counsel of Delta Air Lines, Inc.
15.1	Letter from Ernst & Young LLP regarding unaudited interim financial statements of Delta Air Lines, Inc.
23.1	Consent of Ernst & Young LLP
23.2	Consent of Deloitte & Touche LLP
23.3	Consent of Ernst & Young LLP
23.4	Consent of Richard B. Hirst, Senior Vice President — General Counsel of Delta Air Lines, Inc. (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page of the Registration Statement)